EXHIBIT G


                   SUPPLEMENTAL GOVERNANCE AGREEMENT


          THIS SUPPLEMENTAL GOVERNANCE AGREEMENT (this
"Agreement"), dated as of February 26, 1996, by and among American Communications Services, Inc., a Delaware corporation (the "Company"), and certain holders of the outstanding shares of 9% Series A-1 Convertible Preferred Stock, $1.00 par value (the "Series A-1 Preferred Stock"), 9% Series B-1 Convertible Preferred Stock, $1.00 par value, 9% Series B-2 Convertible Preferred Stock, $1.00 par value, 9% Series B-3 Convertible Preferred Stock, $1.00 par value and 9% Series B-4 Convertible Preferred Stock, $1.00 par value (collectively, the "Series B Preferred Stock" and together with the Series A-1 Preferred Stock, the "Preferred Stock") of the Company set forth in
Schedule I hereto (collectively the "Voting Shareholders"). All terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Governance Agreement dated as of November 9, 1995 between the Company and the Voting Shareholders.

                            R E C I T A L S

          WHEREAS, on November 8, 1995, in response to voting rights issues raised by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and in fulfillment of a condition to the Company's continued listing on NASDAQ, the Company and the Voting Shareholders entered into a Governance Agreement (the "Governance Agreement") pursuant to which, among other things, the Voting Shareholders agree to cause the composition and election of the Board of Directors and the Preferred Veto Rights to be consistent with the Certificate of Designations Amendments until such time as such amendments were approved by the stockholders of the Company, notwithstanding any contrary provisions in the Current Certificate of Designations; and

          WHEREAS, pursuant to the Governance Agreement, it was deemed that a Triggering Event (as such term was defined in the Series A Certificate) would have occurred on or prior to June 26, 1995, the date a Certificate of Elimination relating to the Series A Certificate was filed with the Secretary of State of the State of Delaware; and

          WHEREAS, pursuant to the Series A Certificate the occurrence of a Triggering Event would have caused an increase in the size of the Board of Directors from seven directors to 11 directors and resulted in the composition of the Board changing from four directors elected by the holders of the Common Stock and three directors elected by the holders of the Preferred Stock to four directors elected by the holders of the Common Stock and seven directors elected by the holders of the Preferred Stock; and

          WHEREAS, under the Series A Certificate the Board would have remained at 11 directors, with four elected by the holders of the Common Stock and seven elected by the holders of the Preferred Stock, for one year after all Triggering Events had been cured; and

          WHEREAS, the aforementioned Triggering Event would have been deemed to have been cured on June 26, 1995; and

          WHEREAS, in connection with the Company's application to have its common stock, par value $0.01 per share (the "Common
Stock") be included in the NASDAQ National Market System
("NASDAQ/NMS"), NASDAQ/NMS has required that the Board revert to its original structure of seven members; and

          WHEREAS, pursuant to the Governance Agreement, the Board was to consist of 11 directors until June 26, 1996; and

          WHEREAS, the Governance Agreement was terminated pursuant to its terms upon the approval by the Company's stockholders on January 26, 1996 of certain amendments to the Company's Certificate of Incorporation; and

          WHEREAS, the Voting Shareholders deem it to be in their best interests and the best interests of the Company for the Company's Common Stock to be included in NASDAQ/NMS; and

          WHEREAS, the Voting Shareholders deem it to be in their best interests and the best interests of the Company to use all reasonable efforts to cause the Board to revert to a seven member board immediately.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agrees as follows:

          1.   Board of Directors

          The Board shall immediately revert to seven directors, four of whom will be Common Directors and three of whom will be Preferred Directors. Commencing immediately as of the date hereof, all matters relating to the Board, including without limitation its size, composition, powers and voting with respect thereto shall be governed by the Amended and Restated Certification of Incorporation and the Amended and Restated By-Laws of the Company.

          2.   Further Assurances

          The Voting Shareholders will use all reasonable efforts and take all reasonable actions to enable the Company to implement the provisions of this Agreement.

          3.   General Provisions

               3.1 Contents of Agreement, Parties in Interest, Assignment. This Agreement sets for the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject hereof are merged into and superseded by this Agreement. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

               3.2 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

               3.3 Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

               3.4 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communications, as follows:

          (i)  If to Huff, addressed to The Huff Alternative
               Income Fund, L.P., 67 Park Place, 9th Floor,
               Morristown, New Jersey  07960,  Attention:  Joseph
               Thornton, Telecopier Number (201) 984-5818;

         (ii)  If to ING, addressed to ING Equity Partners, L.P.,
               135 East 57th Street, 9th Floor, New York, New
               York 10022, Attention:  Olivier L. Trouveroy,
               Telecopier Number (212) 750-2970;

        (iii)  If to the Company, addressed to American
               Communications Services, Inc., 131 National
               Business Parkway, Suit 100, Annapolis Junction, MD
               20701, Attention:  Richard A. Kozak, Telecopier
               Number (301) 617-4276; or

         (iv) If to a Voting Shareholder other than Huff or ING, to the address of such Voting Shareholder set forth in the stock records of the Company;

          or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Voting Shareholder and the Company by written notice given in the manner specified herein.

          All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

               3.5 LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTIES WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 3.5 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

               3.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

               3.7  Expenses.  The Company will reimburse the
Voting Shareholders for the reasonable expenses, including reasonable counsel fees, which they incur in connection with this Agreement.

               3.8  Cost of Enforcement.  The party which
prevails in any suit or proceeding against the other to enforce any provision of this Agreement or to recover damages resulting from a breach of this Agreement shall be entitled to receive from the nonprevailing party the costs and reasonable attorneys' fees of the prevailing party incurred in such suit or proceeding.


Supplemental Governance Agreement

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                              AMERICAN COMMUNICATIONS SERVICES,
INC.


                              By:  ______________________________
                                   Name:
                                   Title:


                         THE HUFF ALTERNATIVE INCOME FUND, L.P.


                              By:  WRH PARTNERS, L.L.C.
                                   general partner



                              By:  _____________________________
                                   Name:
                                   Title:



Supplemental Governance Agreement


                              ING EQUITY PARTNERS, L.P. I

                              By:  LEXINGTON PARTNERS, L.P.
                                   its general partner

                              By:  LEXINGTON PARTNERS, INC.
                                   its general partner


                              By:
                                   Name:
                                   Title:



                              APEX INVESTMENT FUND, L.P.

                              By:  APEX MANAGEMENT PARTNERSHIP,
                                   L.P., general partner


                              By:  _____________________________
                                   George M. Middlemas
                                   General Partner


                              APEX INVESTMENT FUND II, L.P.


                              By:  APEX MANAGEMENT PARTNERSHIP,
                                   L.P., general partner


                               By:
                                   George M. Middlemas
                                   General Partner


Supplemental Governance Agreement


                              THE PRODUCTIVITY FUND II, L.P.

                              By:  FIRST ANALYSIS MANAGEMENT
                                   COMPANY II,
                                   its general partner

                              By:  FIRST ANALYSIS CORPORATION,
                                   general partner


                              By:
                                   Name:
                                   Title:



                              ARGENTUM CAPITAL PARTNERS, L.P.

                              By:  BR Associates, Inc.,
                                   general partner


                              By:  ___________________________
                                   Name:
                                   Title:



                              ENVIRONMENTAL PRIVATE EQUITY
                              FUND II, L.P.


                              By:  Environmental Private Equity
                                   Management II, L.P.
                                   its general partner

                              By:  First Analysis EPEF Management
                                   COMPANY II, general partner

                              By:  First Analysis Corporation,
                                   general partner


                              By:
                                   Name:
                                   Title: